Exhibit 10.7

The Hanover Insurance Group, Inc.

Amended Long-Term Stock Incentive Plan

Non-Qualified Stock Option Agreement

This Agreement (“Agreement”) is effective as of “GRANT DATE” (the “Date of Grant”), by and between First Allmerica Financial Life Insurance Company, a Massachusetts corporation (the “Company”) and “NAME” (“Participant”).

WITNESSETH:

WHEREAS, the Company is a subsidiary of The Hanover Insurance Group, Inc. (“The Hanover” or “THG”) and the lawful employer of the Participant; and

WHEREAS, the Company wishes, pursuant to the terms of The Hanover Insurance Group, Inc. Amended Long Term Stock Incentive Plan (the “Plan”), to provide incentives to selected employees of the Company or one of its subsidiaries (collectively hereinafter referred to as “Hanover”), by making available to them opportunities to purchase shares of THG under non-qualified stock options (“Options”) (not an incentive stock option under Section 422 of the Internal Revenue Code); and

WHEREAS, the Company considers it desirable and in the best interests of the Company that the Participant be given an opportunity to acquire a proprietary interest in THG, in the form of Options to purchase shares of Common Stock of THG;

NOW, THEREFORE, it is agreed as follows:

1.

Grant of Option. The Committee, as the administrator of the Plan (the “Committee”), hereby grants to the Participant the right, privilege and option to purchase “# NQ 02 SHARES” shares of Common Stock of THG, $0.01 par value per share (“Shares”), for a price of “OPTION PRICE” per share (“Option Price”). The Committee means a committee of not less than two non-employee members of the Board of The Hanover, appointed by the Board of The Hanover to administer the Plan.

2.	Expiration of Option. The Option is not exercisable after the expiration of ten (10) years from the date such Option is granted.

3.

Exercise. In accordance with the terms of this Agreement and the terms of the Plan, this Option may be exercised in increments of 25% each of the total number of Shares awarded on the first and second anniversaries of the Date of Grant and 50% of the total number of Shares awarded on the third anniversary of the Date of Grant in whole or in part by the Participant during the Participant’s lifetime, and by the Participant’s legatee(s) or other personal representative upon death or disability.

4.

Termination of Employment. If the employment of the Participant is terminated due to death, Disability or Normal Retirement, any Options, regardless of whether then exercisable, are exercisable for three (3) years after the date of termination, but in no event after the date the Options otherwise expire. In cases of voluntary resignation or termination without Cause, the Participant may exercise any then vested Options until the earlier of (i) 60 days following termination, or (ii) the expiration of the Options as set forth in Section 2. In cases of dismissal For Cause, all options shall immediately terminate.

5.

Notice of Exercise and Payment for Shares. This Option may be exercised by the Participant or, if appropriate, the Participant’s legal representative by giving written notice to the administrator of the Plan stating the number of Shares to be purchased. Such notice must be accompanied by payment in full of the Option Price of the Shares to be purchased.

Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and if to the Employee, may be delivered personally or mailed to the Employee at his or her address on the records of the Company.

Payment may be made in shares of Common Stock of THG, cash or a combination of shares of Common Stock of THG and cash for the number of shares specified. Any shares of Common Stock of THG must be accompanied by a certificate representing the shares and a signed statement that the shares being submitted have been held by the Participant or his/her heirs or estate for a minimum of six months.

6.

Deliver of Shares. Upon receipt of notice and payment, THG shall make delivery of such Shares within a reasonable period, provided that, if any law or regulation requires THG to take action before the issuance of such Shares, delivery of such Shares shall be extended for the period necessary to take such action.

7.

Non-Transferability of Option. Any award under this Plan will be non-transferable and accordingly shall not be assignable, alienable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution.

8.	Invalidity of Plan. Should the Plan become void or unenforceable for any reason, this Agreement shall have no force or effect.

9.

Other Requirements. This Option may not be exercised if the issuance of the Shares would constitute a violation of any applicable Federal or state securities or other law or valid regulation. As a condition to the exercise of this Option, THG may require the person exercising this Option to make any representation and warranty to THG as may be required by any applicable law or regulation. This option will not be accelerated or receive any benefit from the Change in Control provisions in the Plan for any merger which results from discussions which have already commenced, as such term is currently or may in the future be defined by the Securities and Exchange Commission.

10.

Rights as a Shareholder. The Employee shall have no rights as a shareholder with respect to any Options covered by the Options granted hereby until the date of issuance of a stock certificate or confirmation of the acquisition of such Options. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance.

11.

No Effect on Employment. Nothing contained in this Agreement shall be construed to limit or restrict the right of the Company or of any subsidiary to terminate the Employee’s employment at any time, with or without cause, or to increase or decrease the Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

12.

Non-Hire/Solicitation. As a condition of your eligibility to receive an Award hereunder, you agree that you will not, directly or indirectly, during the term of your employment with Hanover or an affiliate, and for a period of one year thereafter, hire, recruit, induce, solicit, entice away or in any way interfere with the Company’s or any of its subsidiaries’ or affiliates’ relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so.

13.	Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

14.	Interpretation. In the event any provision in this Agreement is unclear or in conflict with the terms of the Plan, the terms and provisions of the Plan shall govern.

15.	Governing Law. The validity, construction and effect of the Plan and any action taken under or relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

16.	Capitalized Terms. Capitalized Terms shall have the meaning set forth in this Agreement or as defined in the Plan.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Date of Grant.

First Allmerica Financial Life Insurance Co.

Name:	J. Kendall Huber
Title:	Senior Vice President and General Counsel

“NAME”
Participant Name Signed Electronically

“ACCEPTANCE DATE”
Date